EXHIBIT 10.42a

MODIFICATION AGREEMENT

This AGREEMENT made as of this 23rd day of October, 2010 (the "Modification Agreement") by and between Hidell-Eyster International having an address at 195 Whiting Street, Hingham, MA, Attn: Henry R. Hidell (hereinafter referred to as "HEI"), and PureSafe Water Systems, Inc. having an address at 25 Fairchild Avenue, Suite 250, Plainview, New York (hereinafter referred to as "PSWS").

WHEREAS, HEI and PSWS entered into a management services agreement dated January 1, 2010 and executed on March 26, 2010 relating to the management of PSWS (the "Agreement"); and

WHEREAS, HEI and the PSWS wish to modify the Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements and covenants herein contained, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agrees as follows:

1.
All of the recitals contained in the foregoing preamble to this Modification Agreement are hereby incorporated into this Modification Agreement with the same force and effect as if repeated and set forth at length herein.

2.	Paragraphs 11(a) and (b) of the Agreement are hereby deleted (except as specified below) and the following is hereby substituted:

(a)           PSWS shall pay HEI the sum of ten thousand dollars ($10,000.00) per month for the services of Henry R. Hidell ("Hider) and eight thousand dollars ($8,000.00) per month for the services of Richard Pellerito ("Pellerito").

(b)           Hidell shall act as the Chief Operating Officer ("COO") of PureSafe Manufacturing & Research Corp. ("PSMR"), as well as take instructions from the Board of Directors of PSWS. Hidell will focus his efforts on the manufacturing activities of PSMR.

(c)           Pellerito shall be the Vice-President and Director of Technical Sales of PSWS and will focus on the sales and marketing and will assist Hidell on matters of manufacturing, when requested, and oversee the development of the inventory management system for PSMR.

(d)           Steven Keim shall be terminated as the President of PSWS effective as of November 1, 2010.

(e)           The last paragraph of Paragraph 1lb titled "Out-of-Pocket Expenses" shall remain in full force and effect.

(f)            Paragraphs 11c and l1d are hereby renumbered as Paragraphs 11f and 11g, respectfully.

3.
Paragraph 14a of the Agreement is hereby modified to extend the period that PSWS has to notify HEI of its decision to modify or terminate the Agreement until December 31, 2010 or upon HEI and PSWS agreeing otherwise in a writing signed by both parties, whichever is earlier.

4.	To the extent applicable, the Agreement is hereby modified to reflect the changes in this Modification Agreement.

5.	Except as modified herein, all of the remaining terms and provisions of the Agreement, shall remain in full force and effect.

6.
This Modification Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Modification Agreement as of the date first above written.

PURESAFE WATER SYSTEMS, INC.

By: /s/ Leslie Kessler
Leslie Kessler, Chief Executive Officer

HIDELL-EYSTER INTERNATIONAL

By: /s/ Henry R. Hidell III
Henry R. Hidell